Exhibit 1.2

CREDIT CARD SERVICES AGREEMENT

This Credit Card Services Agreement (“Credit Card Agreement”) is entered into as of the date noted below (the “Effective Date”) between StartEngine Crowdfunding, Inc., a Delaware corporation (“Company”), and Knightscope, Inc. a Delaware corporation (“Customer” or “you”).

1.    Services/General

Company agrees to make available to Customer the ability to present information with respect to its securities offering pursuant to Regulation A under the Securities Act of 1933 (the “Offering”) governed by the Posting Agreement from August 14, 2019 (the “Agreement”) to investors (the “Users”), and to permit Users to create and manage online accounts, view information regarding the Customer, indicate interest in the Offering, and to subscribe to the Offering by signing a subscription agreement or similar instrument and transmitting payment instructions (together, the “Services”). A “User” means a natural person, corporation or other entity that has established an account on the Company’s website. The Company allows Users to transmit Offering related payments up to ten thousand dollars ($10,000) via ACH, wire or major credit cards (“Credit Card Payments”). In exchange for the Services, you shall pay the Company the then applicable fees and expenses set out in the Agreement. This Credit Card Agreement governs fees and expenses to be paid by the Customer as they relate to the Credit Card Payments only.

2.    Fees and expenses

a) Generally

The Company reserves the right to change the applicable charges and to institute new charges and fees at the end of the Initial Term (as defined below) or then current renewal term, upon 30 days prior notice to you. If you believe that the Company has billed you incorrectly, you must contact Company no later than 60 days after the closing date on the first billing statement in which the error or problem appeared, in order to receive an adjustment or credit. Inquiries should be directed to contact@startengine.com.

b) Monthly Fees and Billing

The Company will bill you monthly for the Services. You authorize the Company to instruct Prime Trust or any escrow agent used by Company to deduct such fees, debts and any other amounts liabilities incurred under this Service Agreement, prior to releasing any amounts due to you or to any other person (including another escrow agent) from escrow. Amounts which remain unpaid for 30 days are subject to a finance charge of 1.5% per month on any outstanding balance, or the maximum permitted by law, whichever is lower, plus all expenses of collection and may result in immediate termination of Service. You shall be responsible for all taxes associated with Services other than U.S. taxes based on the Company’s net income.

1

c) Credit Card Transaction Fees

Credit card transaction fees vary because it is a combination of fixed and a percentage charged by the credit card vendor) as shown below:

Processing Fees:		Note
Per Electronic Authorization:	$0.0500	[1]
Per Electronic Authorization Reversal:	$0.0225
Per Voice Authorization:	$0.6500
Per Voice Address Verification:	$1.7500
Per Purchased Sale Transaction:	$0.0500	[1]
Per Purchased Refund Transaction:	$0.0500	[1]
Per Conveyed Sale Transaction:	$0.0500	[1]
Per Conveyed Refund Transaction:	$0.0500	[1]
Per Chargeback Request or Return Processed:	$15.0000
Risk Non-Compliance Fee*:	$15.0000
Per Retrieval Request Processed:	$15.0000
Per Representment Processed:	$15.0000
Per Compliance Case:	$15.0000
Per Pre-Arbitration Case:	$15.0000
Per Arbitration Case:	$15.0000
% Gross Purchased Sales:	2.0000%	[1]
Per Fiscal Day Overdraft Fee:	$75.0000
Per ACH Credit/Debit Funds Transfer:	$2.5000
Per Wire Funds Transfer:	$10.0000
iQ Reporting & Analytics
iQ User Access: Monthly iQ Fee - By User: ±	$50.0000
Vault Processing Fees
Per Token Registration:	$0.0500
Per Initial Bulk Token Registration: :	$0.0500
Per Token bulk extraction:	$0.0500
Per eProtect Request:	$0.1000

[1] Notes Related to Processing Fees:
CNP Tiered Pricing ID	Minimum Per Tier	Maximum Per Tier	Visa/MC/Amex/Discover Authorization	Purchased Sale	Purchased Sale %	Purchased Refund	Conveyed Sale	Conveyed Refund
Tier 1:	1-	15,000,000	0.0500	0.0500	2.0000	0.0500	0.0500	0.0500
Tier 2:	15,000,001-	50,000,000	0.0500	0.0500	1.7500	0.0500	0.0500	0.0500
Tier 3:	50,000,001-	100,000,000	0.0500	0.0500	1.5000	0.0500	0.0500	0.0500
Tier 4:	100,000,001-	200,000,000	0.0500	0.0500	1.2500	0.0500	0.0500	0.0500
Tier 5:	200,000,001-		0.0500	0.0500	1.0000	0.0500	0.0500	0.0500

d) Reimbursable expenses

You shall reimburse the Company for the following expenses:

(i)   All credit card charges charged to the Company by its third-party credit card processor. The current fees payable are set forth in Section 2 (c) above for information only and are subject to change by the credit card processor.

(ii)  All transaction fees charged to the Company or its affiliates by its third-party transaction processor.

(iv) Return fees as set out in Section 3 (Returns and Reversals) below.

2

2. Customer Representations and Warranties

Customer represents and warrants to the Company that then executed and delivered by Customer, this Credit Card Agreement will constitute the legal, valid, and binding obligation of Customer, enforceable in accordance with its terms.

3. Returns and Reversals

User transactions debited from bank accounts via ACH are subject to returns (e.g., non-sufficient funds) and reversals from chargebacks (e.g., unauthorized activity) per the Electronic Fund Transfer Act (15 U.S.C. 1693 et seq. as may be amended), Regulation E, and NACHA guidelines (collectively, such returns and reversals are “Reversals”). The Company will work to protect Customer and the receiving Users from unwarranted Reversals; however, Customer acknowledges and agrees that:

i)      Customer is liable for all User Activity and Reversals associated with User Activity;

ii)     If Company’s agent receives a Reversal, the Company may in its sole discretion charge Customer the full amount of the Reversal (“Reversed Payment”) plus additional chargeback fees (“Reversal Fee” and collectively the “Reversal Liability”);

iii)    The Company has sole discretion to determine who is at fault and liable for the Reversed Payment and Reversal Fee;

iv)    Customer authorizes the Company to take any of the following actions (in any particular order): (i) collect the unpaid portion of the Reversal Liability from funds sent to your third party escrow account; (ii) debit your bank account in the amount of the unpaid portion of the Reversal Liability;

(iv)   engage in collection efforts to recover the unpaid portion of the Reversal Liability and/or (v) take legal action or any other action under this Credit Card Agreement.

4. Term

a)    Subject to earlier termination as provided below, this Credit Card Agreement is for the total duration of the Company’s Offering (the “Initial Term”) unless either party requests termination at least 30 days prior to the end of the then-current term.

b)    Additionally, either party may terminate this Credit Card Agreement:

i)      In the event of the other party’s material breach that remains not cured and continues for a period of (A) in the case of a failure involving the payment of any undisputed amount due hereunder, 15 days and (B) in the case of any other failure, 30 days after the non performing party receives notice from the terminating party specifying such failure;

ii)    Any statement, representation or warranty of the other party is untrue or misleading in any material respect or omits material information;

iii)   If the other party (A) voluntarily or involuntarily is subject to bankruptcy proceedings, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, or similar official, (C) makes a general assignment to creditors, (D) commences winding down or liquidation of its business affairs, (E) otherwise takes corporate action for the purpose of effecting any of the foregoing, or (F) ceases operating in the normal course of business;

3

iv)    If any change to, enactment of, or change in interpretation or enforcement of any law occurs that would have a material adverse effect upon a party’s ability to perform its obligations under this Service Agreement or a party’s costs/revenues with respect to the services under this Service Agreement;

v)     Upon direction to a party from any regulatory authority or National Automated Clearing House Association to cease or materially limit the exercise or performance of such party’s rights or obligations under this Credit Card Agreement;

vi)    If there shall have occurred a material adverse change in the financial condition of the other party; or

vii)   Upon a force majeure event that materially prevents or impedes a party from performing its obligations hereunder for a period of more than 10 business days.

StartEngine Crowdfunding, Inc.		Knightscope, Inc.:

Signature:	/s/ Howard Marks	Signature:	/s/ William Santana Li
Name: Howard Marks		Name: William Santana Li
Title: CEO		Title: Chairman and CEO
Date: 8/18/2019		Date: 8/19/2019

4